Exhibit 10.18

330 Ave. of the Americas
39th Floor
New York, NY 10019
P 212.373.1000
F 212.373.1050

August 15, 2012

Jonathan R. Morris

Dear Jonathan,

The purpose of this letter (this “Agreement”) is to set forth our mutual understanding to have you join Dynasty Financial Partners, LLC (“Dynasty”) in an executive position.

We have designed a compensation structure which reflects Dynasty’s priorities and aligns interests between Dynasty and each of its executives.

Dynasty hereby offers the following:

1.	Position: Chief Legal and Governance Officer with all the responsibilities and goals as set forth in the attached Exhibit A.

2.	Time Commitment: Full time will be devoted to the business of Dynasty and the duties of your position.

3.	Effective Date: September 4, 2012 (“Effective Date”).

4.	Compensation: $175,000 annual base salary, commencing on the Effective Date payable in accordance with Dynasty’s policy.

5.	Benefits: Health and medical benefits consistent with Dynasty policy with respect to all employees: 70% paid for by Dynasty and 30% paid for by you, the employee.

6.	Incentive Compensation: Along with all of Dynasty’s employees, you will be eligible to receive incentive compensation, which shall be granted to you at the sole discretion of Dynasty’s Compensation Committee, and shall be based upon your achievement of the goals and objectives set forth in the attached Exhibit A and the overall success of the firm as a whole.

7.	Equity: Subject to vesting and other conditions set forth in this section and Section 8 hereof, promptly after the Effective Date, you will be granted 300,000 Class P Interests in Dynasty (“Class P Interests”), at the current firm valuation ($2.75 per Interest) which is the fair market value on the date hereof, with the following vesting schedule:

i.	On September 4, 2012, 100,000 Class P Interests shall vest; and

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ii.	On September 4, 2013, 100,000 Class P Interests shall vest, contingent upon your having met the goals and objectives set forth in the in the attached Exhibit A as of such date (such determination to be made by Dynasty, in its sole discretion); and

iii.	On September 4, 2014, 100,000 Class P Interests shall vest, contingent upon your having met the goals and objectives set forth shall be made by Dynasty, in its sole discretion).

8.	Effect of Termination: If, following the Effective Date, your employment with Dynasty is terminated, for any reason whatsoever, then:

i.	All of your right to receive any unvested Class P Interests pursuant to Section 7 hereof following the date of your termination, shall be forfeited, and Dynasty shall have no further obligation to issue to you any Class P Interests pursuant to Section 7 following the date of your termination; and

ii.	For the period of sixty (60) business days following the date of your termination, Dynasty shall have the right to purchase from you, and you shall have the obligation to sell to Dynasty, any or all of your right, title and interest in, to, and under the Class P Interests which have vested pursuant to Section 7 as of the date of your termination less a 50% liquidity discount. The purchase price for any Class P Interests sold by you to Dynasty pursuant to this Section 8(ii) shall be equal to the fair market value of such Class P Interests as of the date of your termination, as determined in good faith by the Board of Managers of Dynasty, in its sole discretion, which determination shall be binding upon you and Dynasty. The purchase price shall be payable over a period of one (1) year with interest at the prime rate.

9.	Severance: You will be entitled to receive four (4) weeks paid severance at your base salary unless terminated for cause or if you voluntarily leave the employ of Dynasty. For purposes of this Section 9, the term “cause” shall mean your (i) commission of, and indictment for, or formal admission to, a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Dynasty; (ii) engagement in fraud, misappropriation or embezzlement; or (iii) continued failure to materially adhere to the lawful directions of Dynasty’s Board of Managers, Chief Executive Officer, or Dynasty’s written policies and practices.

10.	Equity Investment in Dynasty:

i.	You will be offered the right to purchase an aggregate of up to $50,000 of Class A Membership Interests of Dynasty (“Class A Interests”) within fifteen (15) days following the Effective Date (“Exercise Period”). To exercise your right to purchase Class A Interests during the Exercise Period, you are required to notify Dynasty in writing during the Exercise Period of your election to purchase Class A Interests and such notice shall specify the number of such Class A Interests to be purchased and shall be accompanied by the purchase price for the Class A Interests, together with a subscription, joinder and other agreements required to be executed by you, in Dynasty’s sole discretion, relating to your purchase.

ii.	If, upon the termination of your employment at Dynasty, you own Class A Interests, then, for the period of sixty (60) business days following the date of your termination, Dynasty shall have the right, but not the obligation, to purchase from you, and you shall have the obligation to sell to Dynasty, any or all of your right, title and interest in, to, and under the Class A Interests The purchase price for any Class A Interests sold by you to Dynasty pursuant to this Section 10 shall be equal to the fair market value of such Class A Interests as of the date of your termination, as determined in good faith by the Board of Managers of Dynasty, in its sole discretion, which determination shall be binding upon you and Dynasty. The purchase price shall be payable over a period of one (1) year with interest at the prime rate.

Your employment with the Company will be “at will,” and either you or Dynasty will have the unrestricted right to terminate your employment at any time and for any or no reason, with two (2) weeks’ prior written notice (such notice may be waived upon the written consent of both parties). You will be given semi-annual reviews which will allow you to have performance evaluation discussions with senior management of Dynasty.

You acknowledge and affirm that: (a) you are not subject to any agreement with your current or any prior employer which restricts your ability to compete with such employer or to solicit or otherwise do business with any customers (former, current or potential) or employees (former or current) of your current or any former employer or which includes any other post-termination restrictions of any kind (including, but not limited to, restrictions regarding confidential information); and (b) you will not disclose to or use for the benefit of Dynasty any confidential and/or proprietary information which you acquired in the course of your employment with your current or any prior employer, regardless of whether there is an agreement with your current or any prior employer protecting such confidential and/or proprietary information.

You agree that contemporaneously with the execution of this Agreement, you will execute the Confidentiality and Non-Solicitation Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B, and that this Agreement will not be effective unless and until you have executed the Confidentiality Agreement.

This Agreement has been made and is governed by and is construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

The parties are each responsible for their own expenses and fees incurred in connection with the discussions and negotiations contemplated in this Agreement, whether or not a definitive agreement is consummated.

If the foregoing terms and conditions reflect accurately and completely our understanding, please countersign this Agreement below and return the same to Dynasty, whereupon it shall become a binding agreement between us.

Very truly yours,

DYNASTY FINANCIAL PARTNERS, LLC

By	/s/ Shirl Penney
Name:	Shirl Penney
Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED this 17  day of August, 2012:

/s/ Jonathan R. Morris
Jonathan R. Morris

EXHIBIT A

Chief Legal & Governance Officer

The Chief Legal & Governance Officer (“CL/CGO”), or such other title as the parties may agree to, is charged with managing all of the legal and compliance issues of Dynasty. This will include responsibility for all legal issues such as reviewing contracts, drafting agreements, acting as a liaison to Dynasty’s outside counsel, and representing Dynasty on any legal matters that impact or may impact Dynasty. The CL/CGO will also be responsible for developing and maintaining Dynasty’s compliance programs in accordance with the applicable rules and regulations, including, but not limited to, coordination of all internal and external audits and examinations related to the advisory practices. The CL/CGO position is critical to Dynasty’s continued development and the CL/CGO will work closely with other members of Dynasty for developing an effective and appropriate legal compliance program. The CL/CGO will be expected to be a key contributor to the strategic direction of Dynasty and will report directly to Dynasty’s Chief Executive Officer.

Key Responsibilities of the position:

•	Perform core legal and compliance functions with the objective of ensuring that Dynasty is in good standing with all relevant regulatory agencies.

•	Review and negotiate all contracts with the purpose of putting Dynasty in a favorable position from both a legal and economic perspective.

•	Review, enhance, audit, and maintain compliance and legal programs.

•	Develop policies and procedures that reflect changes in business, regulation, and evolving views in the industries in which Dynasty operates.

•	Prepare for and respond to regulatory requests.

•	Prepare reports for Dynasty’s Board of Directors, Investment Committee and/or other committees, and for external parties such as may be required of the position.

•	Strategically design and tactically implement, along with Dynasty’s management, Dynasty’s registered investment adviser (RIA) compliance program.

•	Ensure Form ADV and related brochures are current and updated, as required.

•	Exercise independent legal judgment on matters related to Dynasty, balancing business risk, policy considerations and regulatory considerations.

•	Draft registration and proxy statements, as required.

•	Analyze regulatory, investment and trading issues that affect Dynasty.

•	Along with Series 24 licensed persons (where applicable), review marketing materials, as needed.

•	Participate in evaluation of risk and operational matters, and provide guidance to Dynasty on all matters concerning both legal and compliance.

•	Provide support to Dynasty’s internal advisory team, including, but not limited to, providing advice regarding various legal and regulatory issues.

•	The CL/CGO will serve as a general resource for Dynasty’s advisory partners but will not act as their counsel or be deemed to represent them with respect to specific legal compliance matters.